Jefferies LLC Member SIPC Republic Midstream Term Sheet Analysis June 2016 / Confidential / Subject to NDA Exhibit 99.1

Republic Midstream Proposal Pursuant to that certain confidentiality agreement, dated as of June 14, 2016, Penn Virginia Corporation (together with its subsidiaries, collectively, “PVA”) and certain holders of PVA’s senior unsecured notes (collectively, the “Holders”) had discussions regarding, among other things, a restructuring of that certain Amended and Restated Construction and Field Gathering Agreement, dated as of September 24, 2015 and various related agreements entered into in connection therewith (collectively, the “Republic Agreement”) As of the date hereof, an agreement has not been reached among the parties, and negotiations are continuing The following are the material terms of the most recent proposal made in connection with the Republic Agreement and other items related to PVA’s proposed chapter 11 plan of reorganization Republic Proposal With respect to the amendment of the Construction and Field Gathering Agreement, Transportation Agreement, and Crude Oil Marketing Agreement, Republic shall be entitled to an allowed unsecured claim in the amount of $[200,000,000] on account of rejection damages (collectively, the “Allowed Republic Claim”) The Allowed Republic Claim shall receive the same treatment as Allowed Note Claims for purposes of the Restructuring Support Agreement and the Plan and shall receive Subscription Rights in accordance therewith Republic Midstream will have the right to nominate directors to the board of the reorganized PVA proportionate with its consolidated equity ownership in reorganized PVA Rights Offering and Backstop Commitment Agreement Republic Midstream will become a party to the Backstop Commitment Agreement as a Backstop Party and become subject to the same rights and obligations as the current Backstop Parties Republic Midstream’s Backstop Commitment Percentage shall be equal to: (a) the value of the Rights Offering Shares represented by its and Republic Marketing’s Subscription Rights (including the Subscription Rights it obtained on account of the Allowed Republic Claim) divided by (b) the Rights Offering Amount Republic Midstream will receive the same approval/consent rights over PVA’s Definitive Documents as those granted to the Majority Consenting Noteholders with respect to the Restructuring Support Agreement and the Requisite Commitment Parties with respect to the Backstop Commitment Agreement The PVA proposal did not include any of the terms set forth above 1

Republic Midstream Proposal The Construction and Field Gathering Agreement, Transportation Agreement, and Crude Oil Marketing Agreement (collectively the “Republic Agreements”) would be amended including with respect to the following key terms: Each of the Republic Agreements would be guaranteed by Penn Virginia Corporation and secured by a silent second lien on the assets of Penn Virginia Oil & Gas LP and its equity held by Penn Virginia Corporation; PVA’s proposal does not include a silent second lien Each of the Republic Agreements would contain a reduced minimum volume commitment; Volumes in excess of the minimum volume commitment in one quarter would reduce any monthly deficits within the same calendar quarter; PVA proposed that any monthly deficiency incurred can be covered with excess volumes over the next [3] years Each of the Republic Agreements would reflect a revised fee structure; PVA would be responsible for Republic’s actual trucking costs PVA proposed a Trucking Fee Cap The Dedication Area under the Construction and Field Gathering Agreement would be increased Republic’s obligation to transport oil via the Gathering System would be limited to the future wells located within the Core Units Republic Midstream would also be required to continue trucking volumes produced from all existing wells located within the Dedication Area that are not currently connected to the Gathering System Outside of the Core Units, Republic would have the option to pipe or truck any volumes within the Dedication Area The Transportation Agreement and Crude Marketing Agreement would provide that the first 15,000 barrels per day that were gathered by Republic would be delivered for transportation and marketing under the respective agreement; and The Crude Oil Marketing Agreement’s term would be extended PVA proposed the Crude Oil Marketing Agreement’s term remain unchanged Key Terms 2

EBITDA Projection Comparison ($ MM) Republic Proposal Case PVA Proposal Case Contract Rejection Case | $(7.00) LLS Differential Contract Rejection Case | $(3.00) LLS Differential Existing Republic Contract Note: Assumes NYMEX Strip Pricing as of 5/13/2016. 3